Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2015

FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON — DECEMBER 1, 2015 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2015 fourth quarter and year ended September 30, 2015.

Revenues from continuing operations for the fourth quarter of fiscal 2015 were $162.3 million compared to revenues of $162.8 million for the fourth quarter of fiscal 2014. Net income for the fourth quarter of 2015 was $6.3 million, or $0.54 per diluted share, compared to net income of $2.4 million, or $0.20 per diluted share, in the fourth quarter of fiscal 2014. Excluding special items, net income for the fourth quarter of fiscal 2015 was $5.2 million, or $0.45 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

Michael A. Lucas, President and Chief Executive Officer, stated, “Fourth quarter performance was in line with our expectations as we recognized revenue from several large projects moving through production. We continued to see improvement in our operational efficiency, although we are incurring some premium costs to meet customer commitments. Entering the new fiscal year, we expect to see continued efficiency enhancement and operational improvement.

“We ended our fiscal 2015 with solid revenues and a healthy backlog. However, bookings reflect the lagging effect of reduced capital spending levels in the energy markets. Capital spending remains depressed and uncertain. We expect little change in the oil and gas industry outlook in fiscal 2016.”

New orders placed during the fourth quarter of fiscal 2015 totaled $92 million compared to $193 million in the third quarter of fiscal 2015 and compared to $199 million in the fourth quarter of fiscal 2014. The Company’s backlog as of September 30, 2015 was $441 million compared to $518 million as of June 30, 2015 and compared to $507 million at the end of last year’s fourth quarter.

FISCAL 2015 RESULTS

Revenues for fiscal 2015 were $661.9 million compared to revenues of $647.8 million for fiscal 2014. Income from continuing operations for fiscal 2015 was $9.4 million, or $0.79 per diluted share, compared to income from continuing operations of $19.6 million, or $1.62 per diluted share, in fiscal 2014. Excluding special items, income from continuing operations for fiscal 2015 was $15.4 million, or $1.29 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries currently expects full year fiscal 2016 revenues to range between $520 million and $560 million and full year fiscal 2016 adjusted earnings to range between $0.65 and $1.05 per diluted share. Fiscal 2016 earnings outlook excludes costs the Company may incur during the year for restructuring and separation costs.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, December 2, 2015 at 11:00 a.m. eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 9, 2015. To access the replay, dial 201-612-7415 using a passcode of 13624069#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Years Ended
	Sept 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
(In thousands, except per share data)
	(Unaudited)
Revenues	$162,325	$162,847	$661,858	$647,814
Cost of goods sold	132,378	137,101	553,597	522,340

Gross profit	29,947	25,746	108,261	125,474

Selling, general and administrative expenses	18,508	21,012	76,801	87,756
Restructuring and relocation expenses	659	—	3,397	—
Research and development expenses	1,872	1,821	6,980	7,608
Amortization expense	90	120	435	779

Operating income	8,818	2,793	20,648	29,331

Other income	(509)	(508)	(2,402)	(1,522)
Interest expense	34	32	145	178
Interest income	2	(3)	(86)	(13)

Income from continuing operations before income taxes	9,291	3,272	22,991	30,688

Income tax provision	2,979	843	13,552	11,068

Income from continuing operations	6,312	2,429	9,439	19,620

Income from discontinued operations, net of tax	—	—	—	9,604

Net income	$6,312	$2,429	$9,439	$29,224

Earnings per share:
Continuing operations	$0.54	$0.20	$0.80	$1.63
Discontinued operations	$—	$—	$—	$0.80

Basic earnings per share	$0.54	$0.20	$0.80	$2.43

Continuing operations	$0.54	$0.20	$0.79	$1.62
Discontinued operations	$—	$—	$—	$0.80

Diluted earnings per share	$0.54	$0.20	$0.79	$2.42

Weighted average shares:
Basic	11,619	12,015	11,869	12,003
Diluted	11,669	12,071	11,908	12,058

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,316	$3,737	$13,555	$12,165

Capital Expenditures	$473	$5,199	$34,719	$16,495

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	September 30, 2014
(In thousands)	(Unaudited)
Assets:

Current assets	$297,099	$357,327

Property, plant and equipment (net)	154,594	156,896

Long-term assets	17,131	27,220

Total assets	$468,824	$541,443

Liabilities & equity:

Current liabilities	$124,952	$158,099

Long-term debt, net of current maturities	2,400	2,800

Deferred and other long-term liabilities	8,210	9,447

Stockholders’ equity	333,262	371,097

Total liabilities and stockholders’ equity	$468,824	$541,443

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATION

	Three Months Ended		Years Ended
(In thousands)	Sept 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
	(Unaudited)		(Unaudited)
Net Income:

Income from continuing operations	$6,312	$2,429	$9,439	$19,620
Income tax reserve release (FIN 48)	—	—	(4,149)	—
Sales & use tax audit, net of tax	(721)	—	(721)	—
Restructuring and separation costs, net of tax	484	—	2,691	—
Canadian tax valuation allowance	(857)	—	8,139	—

Non-GAAP net income	$5,218	$2,429	$15,399	$19,620

Diluted shares outstanding	11,669	12,071	11,908	12,058

Diluted Earnings Per Share:

Earnings per share	$0.54	$0.20	$0.79	$1.62
Non-GAAP earnings per share	$0.45	$0.20	$1.29	$1.62

For all periods presented, the Company defines non-GAAP net income as net income from continuing operations which excludes: 1) the Income tax reserve release (FIN 48); 2) Sales and use tax audit, net of tax; 3) Restructuring and separation costs, net of tax; and 4) the Canadian tax valuation allowance. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results and measuring operating earnings trends.

These adjustments are summarized below:

•	Income tax reserve release– In the second quarter of Fiscal 2015, we released an income tax reserve of $4.1 million for R&D tax credits upon the closing of an IRS audit.

•	Sales and use tax audit, net of tax – In the fourth quarter of Fiscal 2015, we recorded a benefit of $0.7 million following the conclusion of a state sales and use tax audit.

•	Restructuring and separation costs, net of tax – In Fiscal 2015, we incurred restructuring and separation costs of approximately $0.5 million in the fourth quarter and $2.7 million year-to-date to align our operating cost structure with expected market conditions.

•	Canadian tax valuation allowance – In Fiscal 2015, we established a valuation allowance against the Canadian deferred tax assets of approximately $9.0 million in the second quarter and recorded a fourth quarter adjustment of ($0.9 million). This valuation allowance was recorded because we believe that we may not be able to realize the benefits of the deductible differences based on the historical Canadian losses.

# # #